EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Senior Vice President, Chief Financial Officer and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC. REPORTS FIRST QUARTER RESULTS
RALEIGH, North Carolina (May 5, 2009) — Martin Marietta Materials, Inc. (NYSE:MLM) today announced results for the first quarter ended March 31, 2009. Notable items for the quarter were:
•	Net sales of $330.3 million, down 17% compared with the 2008 first quarter

•	Earnings from operations of $10.9 million compared with $42.9 million in 2008

•	Loss per diluted share of $0.14, compared with earnings per diluted share of $0.50 for the prior-year quarter

•	Heritage aggregates product line pricing up 4% and volume down 21%

•	Diesel expense down $13.6 million, or 58%, compared with the prior-year quarter

•	Selling, general and administrative expenses down compared with the prior-year quarter, offsetting $1.8 million of increased pension costs

•	Strengthened financial flexibility through issuance of 3.1 million shares of common stock for $233 million

•	Secured new bank financing in advance of April 2010 debt maturity
Management Commentary
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “Despite the continuing difficult economic climate, I am pleased that our first-quarter results exceeded our internal plan. Historically, due to the seasonality of our business, the first quarter is our weakest since aggregates shipments and profitability are lowest and most volatile during this period. Further, our performance was affected this year by the recession and unusually cold, wet weather throughout the southern United States. The impact of declining aggregates volumes was mitigated by maintaining our focus on cost management, thereby continuing to generate operating earnings.
“Mindful of the state of the economy, our operating teams remained focused on efficiently running the business while positioning our cost structure for the current environment and eventual recovery. The results of their efforts included a 12% reduction in consolidated cost of sales, despite expected increases in depreciation and pension costs. Productivity, as measured by tons-per-worked man hours, improved over the first quarter of 2008 despite a 25% decline in production volumes. We reduced our aggregates inventory tonnage by closely controlling the operating schedules at each of our quarries. As expected, diesel fuel prices continued to decline during the quarter from the peak prices experienced in 2008. This decrease, combined with a reduction in consumption, contributed to a $14 million reduction in diesel fuel expense compared with the prior-year period.
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MLM Reports First-Quarter Results

May 5, 2009
“We continue to experience pricing increases in the aggregates product line consistent with our expectations for the full year; however, weather affected pricing more than we had anticipated. The unusually cold and wet weather in the Carolinas and Georgia, particularly during March, skewed the geographic mix of business toward the Southeast and West Groups. Heritage aggregates pricing in the first quarter of 2009 would have increased an additional 100 basis points if the geographic distribution of business were the same as in the first quarter of 2008.
“First-quarter net sales in the Specialty Products business were down 23% as a result of reduced dolomitic lime shipments to the steel industry and slowing magnesia chemicals sales. Price increases, coupled with cost control, helped mitigate the decline in volumes. Earnings from operations of $6.3 million decreased about $3 million compared with the prior-year quarter.
“Selling, general and administrative expenses declined $0.5 million during the quarter, with other savings offsetting a $1.8 million increase in pension expense. Our objective continues to be to reduce SG&A spending after absorbing the pension expense increase.
“For the quarter, we reported earnings from operations of $10.9 million and a net loss of $6.5 million from continuing operations, compared with earnings from operations of $42.9 million and earnings of $20.3 million from continuing operations in the first quarter of 2008. Consolidated operating margin excluding freight and delivery revenues was 3.3% for the first quarter of 2009, decreasing 750 basis points from 10.8% in the first quarter of 2008. First quarter 2008 results included $5.5 million of gains from asset sales; excluding these nonrecurring gains, operating margin excluding freight and delivery revenues for first quarter of 2008 would have been 9.4%.
“Effective January 1, 2009, we adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51 (“FAS 160”). The adoption of FAS 160 did not affect our net earnings, now referred to as “Net Earnings Attributable to Controlling Interests” on the consolidated statement of earnings. However, the adoption of this standard did require us to reclassify noncontrolling interests, formerly referred to as minority interests, from a noncurrent liability to a separate component of equity on the consolidated balance sheet. Further, net earnings attributable to noncontrolling interests are separately presented on the statement of earnings. Income tax (benefit) expense reported on our statement of earnings includes income taxes on earnings attributable to both controlling and noncontrolling interests. Prior periods have been reclassified to conform to the new financial statement presentation.
Liquidity And Capital Resources
“We continue to further distinguish ourselves from our peers on the basis of the strength of our balance sheet, our ability to generate solid cash flows even in a weak economy, and our financial flexibility. For the first quarter of 2009, net cash provided by operating activities was $64.8 million, down $12.0 million from the comparable prior-year period, despite a $26.4 million decline in net earnings. Cash used for investing activities was down significantly from the prior-year quarter as we scaled back capital expenditures. Capital expenditures were $40.3 million for the first quarter 2009, down $45.1 million from the prior-year quarter capital spending of $85.4 million. Control of working capital and reduced capital expenditures have contributed to maintaining our cash flows.
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MLM Reports First-Quarter Results

May 5, 2009
“On March 5, 2009, we entered into a distribution agreement with J.P. Morgan Securities Inc. (“J.P. Morgan”). Under the distribution agreement, we can offer and sell up to 5,000,000 shares of our common stock having an aggregate offering price of up to $300 million through J.P. Morgan. As a result, during the first quarter 2009, we sold 3,051,365 shares of our common stock at an average price of $77.90 per share, raising $232.9 million after deducting related expenses. This equity issuance puts us in a position to pursue potential acquisitions that can create value for our shareholders, both short term and long term.
“We ended the quarter with $222.0 million in cash, $143.0 million available under our revolving credit agreement, and a ratio of debt to trailing 12-month EBITDA of 2.8 times, which is within our leverage covenant of 3.25 times.
“In April 2009, we secured two new credit facilities. We entered into a $100 million three-year secured accounts receivable credit facility, with borrowings bearing interest at a floating rate of one-month LIBOR plus 275 basis points, currently 3.19%. Borrowings under this facility are limited based on the balance of our accounts receivable. We also entered into a $130 million three-year term loan with initial rates at one-month LIBOR plus 300 basis points, currently 3.44%, and terms that essentially mirror our revolving credit agreement. Consistent with our objective of obtaining sufficient committed financing at least 12 months in advance of pending maturities, these two facilities, along with the equity issuance, provide sufficient liquidity to refinance the maturity of $225 million of Senior Notes due in April 2010.
“We continue to be confident that we have sufficient liquidity from cash flows generated in the operation of the business, reduced levels of capital expenditures that are expected to be no more than $185 million in 2009, and our ability to execute an aggressive cost-reduction plan. However, the additional equity and debt financing arrangements provide incremental financial flexibility to create value in these challenging times.
2009 Outlook
“The overriding drivers of our 2009 performance will likely be a number of macroeconomic factors. Our current thinking envisions growth during the second half of 2009, primarily fueled by the economic stimulus plan. We are encouraged by the increase in the number of projects being bid in many of the states in which we operate. Specifically, the Federal Highway Administration had approved 2,013 projects as of April 15, indicating that road work represents the vast majority of approved recovery efforts. As we expected, the mix of projects is currently weighted heavily toward resurfacing, as this type of work lends itself to meeting the aggressive timetable under which states are expected to use much of the stimulus money. Our quarries are well positioned to serve many of the projects being bid. We are also bidding on projects outside of the infrastructure sector that are funded by the stimulus plan. That said, we have not seen enough activity in the first quarter to apply more precision to our current estimates. We continue to expect that favorable energy prices, as experienced during the first quarter, will contribute a range of $35 million to $50 million to operating profitability in 2009.
“As previously stated, 2009 will be a challenging year as we deal with continued uncertainty in the United States economy. We are carefully monitoring the states and how they prepare to invest the stimulus funding. In addition, we are watching closely as many states explore alternative means of funding their infrastructure over the longer term. Infrastructure demand will continue to be pressured as states grapple with long-term resolutions for their budget deficits. Commercial demand is weak, primarily in office and retail construction. Industrial-related construction demand, which includes alternative energy projects, is being dampened by disruption in the credit markets and decreasing energy prices. While residential construction has neared its bottom in many of our markets, we do not expect growth in the homebuilding sector to materialize in a significant way in 2009. In contrast, we expect steady growth for chemical-grade aggregates used for flue gas desulfurization and in agriculture lime, as well as ballast used in the railroad industry. In our Specialty
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MLM Reports First-Quarter Results

May 5, 2009
Products segment, demand for magnesia-based chemicals products should track the general economy. However, with greater emphasis on clean air, clean water, and other green initiatives, there may be some incremental volume for projects funded by the stimulus plan. Dolomitic lime is used in both our chemicals products and as a fluxing agent in steel production. We do not expect volume growth in dolomitic lime in 2009, with steel production forecasted to decline as major automakers — significant consumers of steel — have announced extended shutdowns over the summer. The Specialty Products segment has responded to the changing economic dynamics of its business through cutbacks in maintenance activities and contract services and through workforce reductions to match current demand.
“Based upon the scenario described above, and taking into consideration the results we reported for the first quarter, our 2009 guidance of net earnings per diluted share, excluding the effect of the economic stimulus plan, is in the range of $3.70 to $4.15. We expect incremental aggregates volume of 8 million to 10 million tons and net earnings per diluted share of $0.50 to $0.75 for 2009 from the economic stimulus plan. We expect to be able to update our guidance for the year as we gain further clarity about the impact of the economic stimulus plan.
“Specifically, we see aggregates volumes to range from down 9% to 12%, excluding the effect of the economic stimulus plan. The rate of price increase for the aggregates product line is expected to be in a range from 4% to 6%. Our Specialty Products segment is expected to contribute $30 million to $32 million in pretax earnings compared with $28 million in 2008,” Zelnak concluded.
Risks To Earnings Expectations
The 2009 estimated earnings range includes management’s assessment of the likelihood of certain risk factors that will affect performance within the range. The most significant risk to 2009 earnings, whether within or outside current earnings expectations, will be, as previously noted, the performance of the United States economy and that performance’s effect on construction activity. Management has estimated its earnings range, assuming a stabilization of the United States economy in the second half of 2009. Should the second half 2009 stabilization not occur or if the decline anticipated in the first half 2009 is worse than currently expected, earnings could vary significantly.
Risks to the earnings range are primarily volume-related and include a greater-than-expected drop in demand as a result of the continued decline in commercial construction, a further decline in residential construction, continued delays in infrastructure projects, or some combination thereof. Further, increased highway construction funding pressures as a result of either federal or state issues can affect profitability. Currently, nearly all states are experiencing state-level funding pressures driven by lower tax revenues and an inability to finance approved projects. North Carolina and Texas are among the states experiencing these pressures and these states disproportionately affect revenue and profitability. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel and other fuels change production costs directly through consumption or indirectly in the increased cost of energy-related consumables, namely steel, explosives, tires and conveyor belts. Changing diesel costs also affect transportation costs, primarily through fuel surcharges in our long-haul distribution network. The Corporation’s earnings expectations do not include rapidly increasing diesel costs or sustained periods of increased diesel fuel cost during 2009 at the level experienced in 2008 and, in fact, expectations are that reduced diesel costs will contribute $35 million to $50 million in profitability in 2009. The Corporation experienced favorable diesel costs in the first quarter 2009, but there is no guarantee that this level of cost decrease will continue. The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently
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MLM Reports First-Quarter Results

May 5, 2009
transport material into certain markets, most notably Texas, Florida and the Gulf Coast region. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. Opportunities to reach the upper end of the earnings range depend on demand exceeding expectations for the aggregates product line.
Risks to earnings outside of the range include a change in volume beyond current expectations as a result of economic events outside of the Corporation’s control. In addition to the impact on commercial and residential construction, the Corporation is exposed to risk in its earnings expectations from tightening credit markets and the availability of and interest cost related to its debt. If volumes decline worse than expected, the Corporation is exposed to greater risk in its earnings, including its debt covenant, as the pressure of operating leverage increases disproportionately.
Consolidated Financial Highlights
Net sales for the first quarter were $330.3 million, a 17% decrease from the $396.3 million recorded in the first quarter of 2008. Earnings from operations were $10.9 million for the first quarter of 2009 compared with $42.9 million in 2008. Net loss was $5.8 million, or $0.14 per diluted share, compared with 2008 first-quarter net earnings of $20.9 million, or $0.50 per diluted share.
Business Financial Highlights
Net sales for the Aggregates business were $297.2 million for the first quarter of 2009, a 16% decrease from 2008 first-quarter sales of $353.4 million. Aggregates pricing at heritage locations was up 3.5%, while volume decreased 21.1%. Including acquisitions and divestitures, aggregates pricing increased 3.7% and volume declined 20.2%. Earnings from operations for the Aggregates business were $13.3 million for the first quarter of 2009 versus $43.4 million in the year-earlier period.
Specialty Products’ first-quarter net sales were $33.1 million in 2009 compared with $42.9 million in 2008. Earnings from operations for the first quarter were $6.3 million compared with $9.1 million in the year-earlier period.
Conference Call Information
The Company will host an online web simulcast of its first-quarter 2009 earnings conference call later today (May 5, 2009). The live broadcast of Martin Marietta Materials, Inc.’s conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site.
For those investors without online web access, the conference call may also be accessed by calling 719-325-4794, confirmation number 1430666.
For more information about Martin Marietta Materials, Inc., refer to our web site at www.martinmarietta.com.
Martin Marietta Materials, Inc. is a leading producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime.
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MLM Reports First-Quarter Results

May 5, 2009

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the performance of the United States economy and assumed stabilization in the second half of 2009; the level and timing of federal and state transportation funding, particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Georgia, Texas and South Carolina, which when coupled with North Carolina, represented 52% of 2008 net sales in the Aggregates business; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the commercial construction market, notably office and retail space and the continued decline in residential construction; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to Spring or the early onset of winter and the impact of drought in the Southeastern United States; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy costs and higher volumes of rail and water shipments; further weakening in the steel industry markets served by the Corporation’s dolomitic lime products; increased interest cost resulting from further tightening of the credit markets; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase our tax rate; violation of the debt covenant if volumes decline worse than expected; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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MLM Reports First-Quarter Results

May 5, 2009
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
Net sales	$330.3	$396.3
Freight and delivery revenues	44.7	55.3

Total revenues	375.0	451.6

Cost of sales	281.8	321.2
Freight and delivery costs	44.7	55.3

Total cost of revenues	326.5	376.5

Gross profit	48.5	75.1

Selling, general and administrative expenses	37.2	37.7
Research and development	0.1	0.2
Other operating (income) and expenses, net	0.3	(5.7)

Earnings from operations	10.9	42.9

Interest expense	18.5	15.8
Other nonoperating (income) and expenses, net	1.1	—

(Loss) Earnings from continuing operations before taxes on income	(8.7)	27.1
Income tax (benefit) expense	(2.2)	6.8

(Loss) Earnings from continuing operations	(6.5)	20.3

Gain (Loss) on discontinued operations, net of related tax expense (benefit) of $0.0 and $(0.1), respectively	0.1	(0.2)

Consolidated net (loss) earnings	(6.4)	20.1
Less: Net loss attributable to noncontrolling interests	(0.6)	(0.8)

Net (loss) earnings attributable to controlling interests	$(5.8)	$20.9

Net (loss) earnings per share:
Basic from continuing operations attributable to common shareholders	$(0.14)	$0.51
Discontinued operations attributable to common shareholders	—	(0.01)

	$(0.14)	$0.50

Diluted from continuing operations attributable to common shareholders	$(0.14)	$0.51
Discontinued operations attributable to common shareholders	—	(0.01)

	$(0.14)	$0.50

Dividends per share	$0.40	$0.345

Average number of shares outstanding:
Basic	41.9	41.3

Diluted	41.9	41.9

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MLM Reports First-Quarter Results

May 5, 2009
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended
	March 31,
	2009	2008
Net sales:
Aggregates Business:
Mideast Group	$82.0	$118.7
Southeast Group	95.6	103.1
West Group	119.6	131.6

Total Aggregates Business	297.2	353.4
Specialty Products	33.1	42.9

Total	$330.3	$396.3

Gross profit:
Aggregates Business:
Mideast Group	$16.0	$37.4
Southeast Group	14.9	16.0
West Group	10.7	12.0

Total Aggregates Business	41.6	65.4
Specialty Products	8.7	11.7
Corporate	(1.8)	(2.0)

Total	$48.5	$75.1

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$11.2	$11.3
Southeast Group	6.5	6.5
West Group	10.7	11.3

Total Aggregates Business	28.4	29.1
Specialty Products	2.4	2.5
Corporate	6.4	6.1

Total	$37.2	$37.7

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$5.1	$32.1
Southeast Group	8.1	9.6
West Group	0.1	1.7

Total Aggregates Business	13.3	43.4
Specialty Products	6.3	9.1
Corporate	(8.7)	(9.6)

Total	$10.9	$42.9

Depreciation	$41.2	$37.5
Depletion	0.7	0.7
Amortization	0.7	0.7

	$42.6	$38.9

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MLM Reports First-Quarter Results

May 5, 2009
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	March 31,	December 31,	March 31,
	2009	2008	2008
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$222.0	$37.8	$13.6
Accounts receivable, net	206.8	211.6	239.0
Inventories, net	324.9	318.0	296.5
Other current assets	138.2	97.6	71.8
Property, plant and equipment, net	1,683.7	1,690.5	1,505.2
Other noncurrent assets	40.2	40.8	43.5
Intangible assets, net	637.3	636.2	590.5

Total assets	$3,253.1	$3,032.5	$2,760.1

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$181.9	$202.5	$338.6
Other current liabilities	165.8	146.1	205.9
Long-term debt (excluding current maturities)	1,152.1	1,152.4	855.7
Other noncurrent liabilities	469.1	464.2	361.0
Total equity	1,284.2	1,067.3	998.9

Total liabilities and equity	$3,253.1	$3,032.5	$2,760.1

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MLM Reports First-Quarter Results

May 5, 2009
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Three Months Ended
	March 31,
	2009	2008
Operating activities:
Consolidated net (loss) earnings	$(6.4)	$20.1
Adjustments to reconcile consolidated net (loss) earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	42.6	38.9
Stock-based compensation expense	5.1	4.1
Excess tax benefits from stock-based compensation transactions	(0.1)	(0.2)
Losses (Gains) on divestitures and sales of assets	0.8	(5.5)
Deferred income taxes	0.8	5.0
Other items, net	0.7	(1.1)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	4.8	6.8
Inventories, net	(6.9)	(9.5)
Accounts payable	14.4	5.7
Other assets and liabilities, net	9.0	12.4

Net cash provided by operating activities	64.8	76.7

Investing activities:
Additions to property, plant and equipment	(40.3)	(85.4)
Acquisitions, net	(1.5)	(19.0)
Proceeds from divestitures and sales of assets	5.0	1.2
Railcar construction advances	—	(7.3)
Repayment of railcar construction advances	—	7.3

Net cash used for investing activities	(36.8)	(103.2)

Financing activities:
Repayments of long-term debt and capital lease obligations	(1.1)	—
Net (repayments) borrowings on short-term facilities	(20.0)	59.0
Change in bank overdraft	(0.2)	0.4
Dividends paid	(16.8)	(14.4)
Distributions to owners of noncontrolling interests	(1.0)	(1.5)
Repurchases of common stock	—	(24.0)
Issuances of common stock	195.2	0.4
Excess tax benefits from stock-based compensation transactions	0.1	0.2

Net cash provided by financing activities	156.2	20.1

Net increase (decrease) in cash and cash equivalents	184.2	(6.4)
Cash and cash equivalents, beginning of period	37.8	20.0

Cash and cash equivalents, end of period	$222.0	$13.6

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MLM Reports First-Quarter Results

May 5, 2009
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended
	March 31, 2009
	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	(31.4%)	0.7%
Southeast Group	(17.8%)	5.3%
West Group	(15.9%)	7.6%
Heritage Aggregates Operations	(21.1%)	3.5%
Aggregates Product Line (3)	(20.2%)	3.7%

	Three Months Ended
	March 31,
	2009	2008
Shipments (tons in thousands)
Heritage Aggregates Product Line: (2)
Mideast Group	6,681	9,740
Southeast Group	7,427	9,039
West Group	11,749	13,974

Heritage Aggregates Operations	25,857	32,753
Acquisitions	534	—
Divestitures (4)	9	313

Aggregates Product Line (3)	26,400	33,066

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.
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MLM Reports First-Quarter Results

May 5, 2009
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)
Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results given that freight and delivery revenues and costs represent pass-throughs and have no profit mark-up. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three months ended March 31, 2009 and 2008 in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

	Three Months Ended
	March 31,
Gross Margin in Accordance with Generally Accepted Accounting Principles	2009	2008
Gross profit	$48.5	$75.1

Total revenues	$375.0	$451.6

Gross margin	12.9%	16.6%

	Three Months Ended
	March 31,
Gross Margin Excluding Freight and Delivery Revenues	2009	2008
Gross profit	$48.5	$75.1

Total revenues	$375.0	$451.6
Less: Freight and delivery revenues	(44.7)	(55.3)

Net sales	$330.3	$396.3

Gross margin excluding freight and delivery revenues	14.7%	19.0%

	Three Months Ended
	March 31,
Operating Margin in Accordance with Generally Accepted Accounting Principles	2009	2008
Earnings from operations	$10.9	$42.9

Total revenues	$375.0	$451.6

Operating margin	2.9%	9.5%

	Three Months Ended
	March 31,
Operating Margin Excluding Freight and Delivery Revenues	2009	2008
Earnings from operations	$10.9	$42.9

Total revenues	$375.0	$451.6
Less: Freight and delivery revenues	(44.7)	(55.3)

Net sales	$330.3	$396.3

Operating margin excluding freight and delivery revenues	3.3%	10.8%

Operating margin excluding freight and delivery revenues and excluding nonrecurring gains on sales of assets for the quarter ended March 31, 2008 is a non-GAAP measure. The following reconciles operating margin excluding freight and delivery revenues and excluding nonrecurring gains on sales of assets to operating margin excluding freight and delivery revenues for the quarter ended March 31, 2008.

Quarter Ended
March 31, 2008
Earnings from operations	$42.9
Less: Gains on sales of assets	(5.5)

Earnings from operations excluding gains on sales of assets	$37.4

Total revenues	$451.6
Less: Freight and delivery revenues	(55.3)

Net sales	$396.3

Operating margin excluding freight and delivery revenues and excluding gains on sales of assets	9.4%

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MLM Reports First-Quarter Results

May 5, 2009
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

	Three Months Ended
	March 31,
	2009	2008
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$52.9	$82.0

(1)
EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.

A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended
	March 31,
	2009	2008
Net Cash Provided by Operating Activities	$64.8	$76.7

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	(21.3)	(15.4)
Other items, net	(7.5)	(2.6)
Income tax (benefit) expense for controlling interests	(2.2)	6.7
Interest expense	18.5	15.8
Net loss attributable to noncontrolling interests	0.6	0.8

EBITDA	$52.9	$82.0

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s $325 million five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of consolidated debt-to-consolidated EBITDA, as defined, for the trailing twelve months can not exceed 3.25 to 1.00 as of the end of any fiscal quarter, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months at March 31, 2009. For supporting calculations, refer to Corporation’s Web site at www.martinmarietta.com.

Twelve-Month Period
April 1, 2008 to
March 31, 2009
Earnings from continuing operations attributable to common shareholders	$139.1
Add back:
Interest expense	77.0
Income tax expense	62.5
Depreciation, depletion and amortization expense	168.7
Stock-based compensation expense	22.8
Deduct:
Interest income	(0.9)

Consolidated EBITDA, as defined	$469.2

Consolidated Debt at March 31, 2009	$1,334.0

Consolidated Debt-to-Consolidated EBITDA, as defined, at March 31, 2009 for the trailing twelve-month EBITDA	2.84

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